Exhibit 10.23

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made as of January 17, 2020 (the “Effective Date”) by and between CP 200 STATE LLC, a Delaware limited liability company (“Landlord”), and PEAR THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord is the current owner of the office building located at 200 State Street, Boston, Massachusetts (the “Building”).

B. GLL 200 State Street, L.P., a Delaware limited partnership and predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease Agreement dated as of May 11, 2018 (the “Lease”), for certain office space consisting of approximately eleven thousand seven hundred thirty-three (11,733) square feet of rentable area (the “Existing Premises”) on the thirteenth (13th) floor of the Building.

B. The term of the Lease (the “Term”) with respect to the Existing Premises is currently scheduled to expire on January 31, 2024 (the “Original Expiration Date”).

C. The parties desire to amend the Lease to, among other things: (i) provide for the addition to the Existing Premises of certain additional space in the Building (i.e., the Expansion Space, as defined below), (ii) extend the Term with respect to the Existing Premises, and (iii) otherwise amend the Lease; all subject to and in accordance with the terms and conditions set forth in this Amendment.

D. Except as otherwise defined herein, all terms and phrases used in this Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.

COVENANTS

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) cash in hand paid, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing Recitals are true and correct and are incorporated herein by reference.

2. Expansion Space.

(a) Description. Landlord and Tenant hereby agree to add to the Premises, as of the Expansion Space Commencement Date, that certain office space located on a portion of the second (2nd) floor of the Building deemed to contain three thousand seven hundred seventy-seven (3,777) square feet of rentable area (the “Expansion Space”). The Expansion Space is depicted on the diagram attached hereto as Exhibit A. Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Expansion Space upon the terms and conditions set forth in this

Amendment. On the Expansion Space Commencement Date, the Expansion Space shall become part of the Premises and, except as otherwise provided below, shall be subject to all of the terms and conditions of the Lease (as modified by this Amendment) for the remainder of the Term. The Existing Premises, together with the Expansion Space, are sometimes collectively referred to herein as the “Premises”.

(b) Expansion Space Commencement Date and Landlord’s Work. The “Expansion Space Commencement Date” shall be the date on which Landlord delivers the Expansion Space to Tenant with the Landlord’s Work (as defined in the Work Agreement attached hereto as Exhibit B) Substantially Complete (hereinafter defined). Except for the performance of the Landlord’s Work, Landlord shall have no obligation whatsoever to make any structural or other alterations in or to any part of the Expansion Space, the Existing Premises or the Building on account of the Expansion Space or this Amendment. Promptly following the date on which the Expansion Space Commencement Date is determined, Landlord and Tenant shall execute the Certificate Affirming the Expansion Space Commencement Date attached hereto as Exhibit C. It is presently anticipated that the Expansion Space will be so delivered to Tenant on or about June 1, 2020; provided, however, that if Landlord does not deliver possession of the Expansion Space by such date, then Landlord shall have no liability whatsoever, and neither this Amendment nor the Lease shall be rendered void or voidable, on account thereof. Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Work on or before June 1, 2020. “Substantially Complete” means when all work has been performed, other than any punchlist details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Expansion Space and Tenant is permitted to occupy the Expansion Space in accordance with applicable Laws (i.e., final inspections and necessary governmental approvals have been obtained, if applicable). Landlord shall use commercially reasonable efforts to complete the punchlist items within thirty (30) days following the Expansion Space Commencement Date. Landlord shall deliver the Expansion Space to Tenant in compliance with all applicable Laws. If Landlord is delayed in the performance of the Landlord’s Work (or in obtaining final inspections and necessary governmental approvals, as applicable) as a result of a Tenant Delay, the Landlord’s Work shall be deemed to be Substantially Complete (and such final inspections and necessary governmental approvals shall be deemed obtained) on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord’s Work (and have obtained the final inspections and necessary governmental approvals) absent such delay. “Tenant Delay” means any act or omission of Tenant or any Tenant Related Parties, or their respective contractors or vendors, that delays Landlord’s delivery of the Expansion Space with the Landlord’s Work Substantially Complete including, without limitation, changes requested on behalf of Tenant to approved plans, Tenant’s failure to comply with any of its obligations under this Amendment or the Lease, Tenant’s request for non-Building standard materials or equipment, or Tenant’s access of the Expansion Space during the Early Access Period (as defined in Exhibit B).

(c) Notwithstanding anything herein to the contrary, Landlord shall have the right to change the location and configuration of the Expansion Space subject to the following terms and conditions: (i) if Tenant has commenced beneficial use of the Premises, then Landlord shall provide Tenant not less than ninety (90) days’ advance written notice of the date Tenant must vacate the Expansion Space; (ii) Landlord shall provide Tenant with substitute space of materially similar nature and size elsewhere in the Building (the “Substitute Expansion Space”); and

(iii) Landlord shall at Landlord’s expense (1) remove Tenant’s equipment, trade fixtures, and furniture from the Expansion Space and reinstall those items in the Substitute Expansion Space, such move to take place on the weekend, (2) install, wire and connect all telecommunications equipment of Tenant in the Substitute Expansion Space, and (3) prior to such move, improve and redecorate the Substitute Expansion Space in a manner substantially similar to the manner in which the Expansion Space was improved and decorated based on plans reasonably approved by Tenant. Base Rent for the Substitute Expansion Space will be the lesser of (A) Base Rent Annual Amount for the original Expansion Space and (B) the Base Rent per Rentable Square Foot of the Premises set forth in Section 4(a)(i) below multiplied by the rentable square footage of the Substitute Expansion Premises. Within twenty (20) days after the date Landlord submits an amendment to the Lease indicating the location and configuration of the Substitute Expansion Space and reasonable revisions (if necessary and subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned, or delayed) to Schedule I of Exhibit B for the preparation of the space plan and the submission of working drawings for the construction of the Substitute Expansion Space, Tenant shall execute such amendment.

3. Term. The Term with respect to the Expansion Space shall commence on the Expansion Space Commencement Date and shall expire (if not otherwise terminated sooner in accordance with the terms of the Lease or this Amendment) on the date that is sixty (60) full calendar months following the Expansion Space Commencement Date (the “Revised Expiration Date”), provided, however, if the Expansion Space Commencement Date is not the first day of a calendar month, then the first Lease Year (consisting of the first 12 calendar months following the Expansion Space Commencement Date) and the Term with respect to the Expansion Space shall be expanded to include the partial month following the Expansion Space Commencement Date so that the first Lease Year shall expire at the end of the 12th full calendar month following the month in which the Expansion Space Commencement Date occurs. The second and succeeding Lease Years shall be periods of twelve (12) full calendar months following the end of the first Lease Year. In addition, the Term with respect to the Existing Premises is hereby extended and shall expire (if not otherwise terminated sooner in accordance with the terms of the Lease or this Amendment) on the Revised Expiration Date. The period between the Expansion Space Commencement Date and the Revised Expiration Date is hereinafter referred to as the “New Term”. Tenant acknowledges that the Lease (as amended by this Amendment) contains no right or option whatsoever for Tenant to terminate the Term prior to the Expiration Date.

4. Rent.

(a) Rent for Expansion Space.

(i) Base Rent. Commencing on the Expansion Space Commencement Date, and notwithstanding anything to the contrary set forth in the Lease, Tenant shall pay to Landlord, as Base Rent for the Expansion Space only, without setoff, deduction or demand, the amounts as stipulated below:

Period	Base Rent per Rentable Square Foot of the Premises	Base Rent Annual Amount	Base Rent Monthly Installment
Months 1 – 12*	$65.00	$245,505.00	$20,458.75
Months 13 – 24	$66.30	$250,415.10	$20,867.93
Months 25 – 36	$67.63	$255,438.51	$21,286.54
Months 36 – 48	$68.98	$260,537.46	$21,711.46
Months 48 – 60	$70.36	$265,749.72	$22,145.81

*	Plus any partial month in which the Expansion Space Commencement Date occurs.

Tenant shall pay such Base Rent for the Expansion Space in equal monthly installments in advance, without setoff, deduction or demand, commencing on the Expansion Space Commencement Date and on the first day of each calendar month thereafter during the New Term and otherwise in accordance with the terms of the Lease (as amended hereby). If the Expansion Space Commencement Date is not the first day of a month, then the Base Rent from the Expansion Space Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first twelve (12) months of the New Term, and Tenant shall pay such prorated installment of the Base Rent on the Expansion Space Commencement Date.

(ii) Additional Rent. Commencing on the first anniversary of the Expansion Space Commencement Date, Tenant shall pay the following as additional rent with respect to the Expansion Space: (i) Tenant’s Expansion Space Pro Rata Share of the amount by which Expenses for each calendar year falling entirely or partly within the New Term exceed a base amount equal to Expenses incurred during calendar year 2020, and (ii) Tenant’s Expansion Space Pro Rata Share of the amount by which Taxes for each Fiscal Year falling entirely or partly within the New Term exceed a base amount equal to Taxes incurred during Fiscal Year 2021 (i.e., July 1, 2020 to June 30, 2021). “Tenant’s Expansion Space Pro Rata Share” shall mean one and twenty-five hundredths percent (1.25%).

(b) Rent for Existing Premises.

(i) Base Rent. Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the Lease. Commencing on February 1, 2024, Base Rent for the Existing Premises shall be as follows:

Period	Base Rent per Rentable Square Foot of the Premises	Base Rent Annual Amount	Base Rent Monthly Installment
2/1/2024 – 1/31/2025	$76.85	$901,681.05	$75,140.09
2/1/2025 – Revised Expiration Date	$78.39	$919,749.87	$76,645.82

(ii) Additional Rent. Tenant shall continue to pay all Additional Rent with respect to the Existing Premises (including Tenant’s Pro Rata Share of Expense Excess and Tax Excess) in accordance with the Lease; provided, however, that commencing on February 1, 2024: (i) the Base Year for Expenses with respect to the Existing Premises shall be reset to calendar year 2024, and (ii) the Base Year for Taxes with respect to the Existing Premises shall be reset to Fiscal Year 2024 (i.e., July 1, 2023 to June 30, 2024).

5. Specific Lease Modifications.

(a) Parking. Notwithstanding anything set forth in the Lease, from and after the Expansion Space Commencement Date, the number of Spaces that Tenant is permitted to lease from Landlord pursuant to Section 1 of Exhibit F of the Lease is hereby increased to six (6).

(b) Insurance. In addition to the insurance that Tenant is required to maintain in accordance with Section 15 of the Lease, Tenant shall maintain the following additional insurance: automobile liability insurance (owned, non-owned or hired) in the amount of $1,000,000 Combined Single Limit.

(c) Security Deposit. Notwithstanding anything in the Lease (as amended hereby) to the contrary, as of the Effective Date, the Security Deposit is hereby increased to One Hundred Sixty-Five Thousand Seven Hundred Sixty-Nine and 58/100 Dollars ($165,769.58). Landlord hereby acknowledges that it is currently holding a Security Deposit of One Hundred Twenty-Three Thousand One Hundred Ninety-Six and 50/100 Dollars ($123,196.50) and, accordingly, simultaneously with the execution of this Amendment, Tenant hereby agrees to deliver to Landlord the sum of Forty-Two Thousand Five Hundred Seventy-Three and 08/100 Dollars ($42,573.08), which sum shall be held by Landlord in accordance with Section 6 the Lease.

(d) Notices. Notwithstanding anything in the Lease to the contrary. Landlord’s Notice Address set forth in Section 1.N. is hereby amended to be: CP 200 State LLC, c/o Carr Properties, 1615 L Street, N.W., Suite 650, Washington, DC 20036, Attn: Lease Administration, with a copy to Stroock & Stroock & Lavan LLP, 1875 K Street, NW, Suite 800 Washington, DC, 20006, Attn: Jeff Keitelman, Esq.

6. Option to Renew.

(a) So long as Tenant is not in default under the terms of the Lease beyond applicable notice and cure periods, Tenant shall have the right and option to extend the Lease for one (1) period of five (5) years (such renewal period shall be hereinafter referred to as the “Renewal Term”). The Renewal Term shall commence on the day following the Revised Expiration Date and all the terms and conditions of the Lease shall continue to apply as if the Lease term had originally included such Renewal Term, except that the Base Rent payable under the Lease shall be modified as hereinafter set forth. The right of renewal herein granted to Tenant with respect to the Renewal Term shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(i) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice thereof at least twelve (12) months but no more than eighteen (18) months prior to the Revised Expiration Date.

(ii) In the event the renewal option notice is not given timely, Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect.

(iii) The renewal option may be exercised only with respect to the entire Premises, not with respect to only a part of the Premises.

(iv) In the event there exists by Tenant a default under the Lease beyond applicable notice and cure periods on the date the renewal option notice is sent or any time thereafter up to and including the date the Renewal Term is to commence, then, at Landlord’s option, the Renewal Term shall not commence and the initial Lease term shall expire on the Revised Expiration Date.

(v) If at the time Tenant provides the notice described in subsection (i) hereof, or any time thereafter until the Renewal Term is to commence, Pear Therapeutics, Inc. subleases more than thirty percent (30%) of the Premises or assigns the Lease in whole or in part other than in connection with a Permitted Transfer, then, at Landlord’s option, Tenant’s rights pursuant to this Section 6 shall lapse and be of no further force or effect.

(vi) Tenant’s right to renew the term of the Lease under this Section 6 shall be exercised only by Pear Therapeutics, Inc., and may not be exercised by any assignee, subtenant or other transferee of Pear Therapeutics, Inc. other than an assignee to whom the Lease has been assigned in its entirety in connection with a Permitted Transfer.

(b) All of the terms and conditions of the Lease shall be applicable during the Renewal Term, except that the amount of Base Rent charged for such Renewal Term shall be the then “Prevailing Market Rent”, which shall be the renewal rent for comparable office space in comparable buildings in downtown Boston, Massachusetts taking into account all relevant factors (including a new Base Year for Taxes and Expenses). If within thirty (30) days following delivery of Tenant’s notice, Landlord and Tenant have not mutually agreed on the Prevailing Market Rent for the Renewal Term, then, within ten (10) days after the expiration of such thirty (30) day period, each party shall give written notice to the other setting forth the name and address of a Broker (hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party shall fail to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. The two (2) Brokers shall jointly appoint a third (3rd) Broker within ten (10) days after the second (2nd) of the two (2) Brokers described above has been designated. Within ten (10) days after the selection of the third (3rd) Broker, Landlord’s Broker and Tenant’s Broker shall each submit their determinations of the Prevailing Market Rent to the third (3rd) Broker, time being of the essence. Within ten (10) days of receipt of such determinations, the third (3rd) Broker shall determine the Prevailing Market Rent by selecting either the Landlord Broker’s determination or the Tenant Broker’s determination based upon the third (3rd) Broker’s assessment of which of such two (2) determinations is the most accurate assessment of the Prevailing Market Rent in the third (3rd) Broker’s professional judgment. If either Landlord’s Broker or Tenant’s Broker fails to submit a determination of the Prevailing Market Rent to the third (3rd) Broker within such ten (10)-day period described above, then the third (3rd) Broker shall be deemed to have selected the determination timely provided. Notwithstanding the foregoing, in no event shall the Prevailing Market Rent determined as aforesaid be less than the Rent payable under the Lease during the Lease Year immediately preceding the first Lease Year of the Renewal Term. Within thirty (30) days after the Prevailing Market Rent is determined as aforesaid, the parties shall, at Landlord’s option, execute an amendment to the Lease setting forth the new Base Rent to be paid for the Renewal Term. The failure to execute such an amendment shall not in any manner affect the terms of the Lease with respect to the Renewal Term established pursuant to the terms of this Addendum. For the purposes of this Addendum, “Broker” for purposes of this Section 6(b) shall mean a real estate broker licensed in the Commonwealth of Massachusetts, who has been regularly engaged in such capacity in the business of commercial office leasing in Boston for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one-half (1⁄2) the cost of the third (3rd) Broker.

7. Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is a duly organized, authorized and existing Delaware corporation, Tenant has and is qualified to do business in the Commonwealth of Massachusetts, Tenant has full right and authority to enter into this Amendment, and the person signing this Amendment on behalf of Tenant is authorized to do so.

8. Brokerage. Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any broker or agent in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature herewith, except Newmark Knight Frank (“Landlord’s Broker”) and T3 Advisors (“Tenant’s Broker” and, together with Landlord’s Broker, the “Brokers”). Landlord shall pay Landlord’s Broker and Tenant’s Broker commissions pursuant to separate agreements. Tenant agrees to indemnify and hold Landlord harmless from and against all reasonable costs (including, but not limited to, court costs, investigation costs, and reasonable attorneys’ fees), expenses, or liabilities for commission or other compensation with respect to this Amendment which may arise out of any agreement or dealings or alleged agreement or dealings between Tenant and any agent or broker, except the Brokers. Landlord agrees to indemnify and hold Tenant harmless from all reasonable costs (including, but not limited to, court costs, investigation costs, and reasonable attorneys’ fees), expenses, or liabilities for commission or other compensation with respect to this Amendment which may arise out of any agreement or dealings or alleged agreement or dealings between Landlord and any agent or broker, except the Brokers.

9. Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof. Except as otherwise provided herein, all terms used in this Amendment that are defined in the Lease shall have the meaning provided in the Lease, as applicable. To the extent any conflict exists between the Lease and this Amendment, the terms of this Amendment shall control. Tenant acknowledges that, to Tenant’s knowledge, Landlord is not in default in the performance of any of its obligations under the Lease, and Tenant is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute a default by Landlord under the Lease. Landlord acknowledges that, to Landlord’s knowledge, Tenant is not in default in the performance of any of its obligations under the Lease, and Landlord is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute a default by Tenant under the Lease. Tenant has no claims, defenses or set-offs of any kind to the performance of Tenant’s obligations and duties under the Lease. Tenant further acknowledges that, except as otherwise specifically set forth in this Amendment, nothing contained herein shall be deemed to waive any sum due from Tenant to Landlord. From and after the date of full execution and mutual delivery of this Amendment, each reference to the Lease shall be deemed to refer to the Lease, as modified by this Amendment.

10. Binding Effect. The submission of this Amendment shall not constitute an offer and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment. Signatures transmitted by facsimile machine or signatures transmitted via e-mail in a “PDF” format may be used in place of original signatures on this Amendment. Each party intends to be bound by such party’s facsimile or “PDF” format signature on this Amendment, is aware that the other parties are relying on such party’s facsimile or “PDF” format signature, and hereby waives any defenses to the enforcement of this Amendment based upon the form of signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the date first above written.

WITNESS/ATTEST:	LANDLORD: CP 200 STATE LLC, a Delaware limited liability company

By: CP MA REIT LLC, a Delaware limited liability company, its sole member

By: CARR PROPERTIES OC LLC, a Delaware limited liability company, its sole member

[Illegible]	By: /s/ Oliver T Carr [SEAL]
Name: Oliver T Carr
Title: CEO

WITNESS/ATTEST:	TENANT:

PEAR THERAPEUTICS, INC., a Delaware corporation

[Illegible]	By: /s/ Christopher D.T. Guiffre [SEAL]
Name: Christopher D.T. Guiffre
Title: CFO & COO

[Signature Page to First Amendment to Office Lease Agreement – Pear Therapeutics]

EXHIBIT A

Plan Showing Expansion Space

[Schematic of rental space.]

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EXHIBIT B

WORK AGREEMENT

THIS WORK AGREEMENT (this “Work Agreement”), is hereby attached to and made part of the Second Amendment to Lease dated _____________________, 2020 (the “Amendment”) by and between CP 200 STATE LLC, a Delaware limited liability company (“Landlord”), and PEAR THERAPEUTICS, INC., a Delaware corporation (“Tenant”). All capitalized terms used in this Work Agreement but not otherwise defined shall have the meaning set forth in the Lease (as amended by this Amendment).

1. LANDLORD’S WORK. Landlord shall furnish and install the improvements (the “Landlord’s Work”) set forth in the Plan (hereinafter defined) in the Expansion Space, as set forth in this Work Agreement. Unless otherwise specified in the Plan, all quantities, materials, finishes and other elements of Landlord’s Work shall be at the Building-standard level, as reasonably determined by Landlord. Landlord will cause the Landlord Work’s to be performed in accordance with the construction standard procedures and specifications for the Building and using the standard materials currently in use by Landlord for the Building.

2. PLANS AND SPECIFICATIONS. Landlord has prepared, and Tenant has approved, the space plan showing the improvements constituting the Landlord’s Work shown on Schedule I attached hereto and made a part hereof (the “Plan”).

3. CHANGES. No changes shall be made to the Plan without the prior written approval of Landlord, which approval shall be granted or withheld in Landlord’s sole and absolute discretion. Landlord shall have the right to make any changes to the Plan that Landlord reasonably determines to be necessary in order to cause the Landlord’s Work to comply with applicable Laws, or as otherwise required by applicable governmental authorities. In the event a change or addition to the Plan or Landlord’s Work requested by Tenant and approved by Landlord results in an increased cost to construct the Landlord’s Work, Tenant shall reimburse Landlord, within ten (10) days of receipt of an invoice, for all costs associated with such change or addition, and Landlord shall have no obligation to proceed with construction of the Landlord’s Work until Tenant pays such amount. Any delays resulting from Tenant’s failure to remit such amounts within three (3) days after demand by Landlord shall be deemed to be Tenant Delays (as defined below). Such increased costs shall include all reasonable consultants’ fees, cost of permits and licenses and a construction supervision fee payable to Landlord equal to five percent (5%) of the total increased costs.

4. CONSTRUCTION. Landlord will enter into a contract with a contractor selected by Landlord (the “Contractor”) for the construction of the Landlord’s Work. Except as set forth in Section 3 above, Landlord shall be responsible for all costs associated with constructing the Landlord’s Work in accordance with the Plan.

5. TENANT ACCESS. So long as such access shall not interfere with Landlord’s performance of Landlord’s Work (other than to a de minimis extent), as reasonably determined by Landlord, and Tenant does not commence beneficial occupancy of the Expansion Space during such period, Landlord shall permit Tenant and its agents to enter the Expansion Space for up to thirty (30) days prior to the Expansion Space Commencement Date in order that Tenant may perform through its own contractors such installations and decorations as Landlord shall reasonably approve. Such entry by Tenant and its agents and contractors shall be deemed to be

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under and fully subject to all of the terms, covenants, provisions and conditions of the Lease (including the Amendment), except for the payment of rent. Tenant shall coordinate its access of the Expansion Space pursuant to this Paragraph 5 with Landlord’s construction manager. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s installations so made prior to the Expansion Space Commencement Date, the same being solely at Tenant’s risk other than as results from Landlord’s gross negligence or willful misconduct.

6. TENANT’S REPRESENTATIVE. Tenant hereby designates Christopher Guiffre (the “Tenant’s Representative”) whose address is Pear Therapeutics, 200 State Street, Boston, MA 02109, to act as Tenant’s representative for purposes of authorizing and executing any and all documents, workletters or other writings and changes thereto needed to effect this Work Agreement, and any and all changes, additions or deletions to the work contemplated herein. Tenant’s Representative shall have power and authority to bind Tenant to all actions taken with regard to the Landlord’s Work, and Landlord shall have the right to rely on any documents executed by such authorized party.

7. DEFAULT. Any failure of Tenant to comply with the requirements of this Work Agreement shall constitute a default by Tenant under the Lease (as amended by the Amendment) and Landlord shall have and may pursue all remedies available to Landlord under the Lease (as amended by the Amendment), at law, or in equity.

Schedules Attached:

Schedule I: Plan

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EXHIBIT C

Certificate Affirming the Expansion Space Commencement Date

This Certificate is being provided pursuant to that certain First Amendment to Office Lease Agreement dated as of ______________, 2020 (the “Amendment”), by and between CP 200 STATE LLC, a Delaware limited liability company (“Landlord”), and PEAR THERAPEUTICS, INC., a Delaware corporation (“Tenant”). The parties to the Amendment thereby confirm that:

1. The Expansion Space Commencement Date is ___________________.

2. The Revised Expiration Date is ____________________.

In Witness Whereof, Landlord and Tenant have executed this certificate under seal as of the date set forth above.

WITNESS/ATTEST:	LANDLORD:

CP 200 STATE LLC, a Delaware limited liability company

	By:	CP MA REIT LLC, a Delaware limited liability company, its sole member

		By:	CARR PROPERTIES OC LLC, a Delaware limited liability company, its sole member

By:_________________ [SEAL] Name:____________________ Title: _____________________

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WITNESS/ATTEST:	TENANT: PEAR THERAPEUTICS, INC., a Delaware corporation By:__________________________[SEAL]
Name:_____________________________ Title:______________________________

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